News Release

FIRST FINANCIAL CORPORATION
One First Financial Plaza, Terre Haute, Indiana 47807 (812) 238-6000

For more information contact:
April 24, 2018	Rodger A. McHargue at (812) 238-6334

First Financial Corporation reports 1st Quarter results

TERRE HAUTE, INDIANA - First Financial Corporation (NASDAQ:THFF) today announced results for the first quarter of 2018. Net income for the three months ending March 31, 2018 was $8.95 million compared to $9.37 million for the same period of 2017 which included a $1.99 million, after-tax cash recovery of previous other-than-temporary impairment. Diluted net income per common share for the quarter was $0.73 compared to $.77 for the same period of 2017. Return on assets for the three months ended March 31, 2018 was 1.20% compared to 1.26% for the three months ended March 31, 2017.

Average total loans for the first quarter of 2018 were $1.91 billion versus $1.84 billion for the comparable period in 2017, an increase of $66.7 million or 3.64%. Total loans outstanding increased $72.5 million, or 3.95%, from $1.83 billion as of March 31, 2017 to $1.91 billion as of March 31, 2018. On a linked quarter basis, average total loans increased $33.4 million, or 1.78%, from $1.87 billion for the quarter ending December 31, 2017.

Average total deposits for the quarter ended March 31, 2018 were $2.45 billion versus $2.44 billion as of March 31, 2017. Total deposits increased $19.2 million from $2.44 billion as of March 31, 2017 to $2.46 billion as of March 31, 2018.

Book value per share was $33.86 at March 31, 2018 compared to $34.92 at March 31, 2017. Shareholders’ equity at March 31, 2018 was $414.9 million compared to $426.8 million on March 31, 2017. The company’s tangible common equity to tangible asset ratio was 12.98% at March 31, 2018, compared to 13.37% at March 31, 2017. The change in equity was a result of the $1.50 special dividend paid in December 2017 and the remeasurement of the deferred tax assets as a result of the Tax Cuts and Jobs Act signed into law on December 22, 2017.

Net interest income for the first quarter of 2018 was $27.5 million, an increase of 3.64% over the $26.5 million reported for the same period of 2017. The net interest margin for the quarter ended March 31, 2018 increased to 4.06% from the 4.05% reported at March 31, 2017.

Nonperforming loans as of March 31, 2018 were $20.7 million as of March 31, 2018 versus $19.7 million as of March 31, 2017. The ratio of nonperforming loans to total loans and leases was 1.09% as of March 31, 2018 versus 1.07% as of March 31, 2017.

The provision for loan losses for the three months ended March 31, 2018 was $1.47 million compared to the $1.60 million provision for the first quarter of 2017. Net charge-offs were $1.14 million for the first quarter of 2018 compared to $974 thousand in the same period of 2017. The Corporation’s allowance for loan losses as of March 31, 2018 was $20.2 million compared to $19.4 million as of March 31, 2017. The allowance for loan losses as a percent of total loans was 1.06% as of March 31, 2018 the same as March 31, 2017.

Non-interest income for the three months ended March 31, 2018 and 2017 was $8.10 and $11.0 million, respectively. The 2017 first quarter non-interest income included a $3.06 million cash recovery of previous other-than-temporary impairment.

Non-interest expense for the three months ended March 31, 2018 increased $633 thousand to $23.2 million compared to $22.6 million in 2017. The Corporation’s efficiency ratio was 63.49% for the quarter ending March 31, 2018 versus 57.77% for the same period in 2017.

Income tax expense for the three months ended March 31, 2018 was $1.94 million versus $4.01 million for the same period in 2017. The effective tax rate for 2018 was 17.80% compared to 29.99% for 2017.

Norman L. Lowery, President and Chief Executive Officer, commented “We are pleased with our first quarter 2018 results. We continue to grow loans, which when coupled with our asset sensitive balance sheet contributed to our strong net-interest income growth.”

First Financial Corporation is the holding company for First Financial Bank N.A. in Indiana and Illinois, and The Morris Plan Company of Terre Haute in Indiana.

	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
END OF PERIOD BALANCES
Assets	$2,956,654	$3,000,668	$2,957,285
Deposits	$2,457,189	$2,458,653	$2,438,012
Loans, including net deferred loan costs	$1,907,445	$1,906,761	$1,834,893
Allowance for Loan Losses	$20,241	$19,909	$19,395
Total Equity	$414,901	$413,569	$426,808
Tangible Common Equity (a)	$379,019	$377,584	$390,470

AVERAGE BALANCES
Total Assets	$2,979,601	$3,006,198	$2,983,114
Earning Assets	$2,800,498	$2,797,194	$2,766,991
Investments	$876,764	$895,401	$919,599
Loans	$1,908,118	$1,874,766	$1,841,392
Total Deposits	$2,449,888	$2,473,385	$2,444,162
Interest-Bearing Deposits	$2,028,581	$2,039,993	$1,971,848
Interest-Bearing Liabilities	$54,475	$27,357	$50,164
Total Equity	$414,340	$442,418	$426,673

INCOME STATEMENT DATA
Net Interest Income	$27,473	$27,682	$26,507
Net Interest Income Fully Tax Equivalent (b)	$28,453	$29,316	$28,031
Provision for Loan Losses	$1,473	$1,474	$1,596
Non-interest Income	$8,103	$8,236	$11,049
Non-interest Expense	$23,210	$21,798	$22,577
Net Income	$8,954	$2,616	$9,369

PER SHARE DATA
Basic and Diluted Net Income Per Common Share	$0.73	$0.21	$0.77
Cash Dividends Declared Per Common Share	$—	$2.01	$—
Book Value Per Common Share	$33.86	$33.77	$34.92
Tangible Book Value Per Common Share (c)	$30.93	$30.83	$31.94
Basic Weighted Average Common Shares Outstanding	12,248	12,234	12,217

(a) Tangible common equity is a non-GAAP financial measure derived from GAAP-based amounts. We calculate tangible common equity by excluding goodwill and other intangible assets from shareholder's equity.
(b) Net interest income fully tax equivalent is a non-GAAP financial measure derived from GAAP-based amounts. We calculate net interest income fully tax equivalent by adding back the tax equivalent factor of tax exempt income to net interest income. We calculate the tax equivalent factor of tax exempt income by dividing tax exempt income by the net of tax rate of 75% for 2018 and 65% for prior years.
(c) Tangible book value per common share is a non-GAAP financial measure derived from GAAP-based amounts. We calculate the factor by dividing average tangible common equity by average shares outstanding. We calculate average tangible common equity by excluding average intangible assets from average shareholder's equity.

Key Ratios	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
Return on average assets	1.20%	0.35%	1.26%
Return on average common shareholder's equity	8.64%	2.37%	8.78%
Efficiency ratio	63.49%	58.05%	57.77%
Average equity to average assets	13.91%	14.72%	14.31%
Net interest margin (a)	4.06%	4.20%	4.05%
Net charge-offs to average loans and leases	0.24%	0.29%	0.21%
Loan and lease loss reserve to loans and leases	1.06%	1.04%	1.06%
Loan and lease loss reserve to nonperforming loans and other real estate	97.66%	84.50%	98.37%
Nonperforming loans to loans and leases	1.09%	1.14%	1.07%
Tier 1 leverage	13.71%	13.31%	13.63%
Risk-based capital - Tier 1	17.57%	17.01%	17.78%
(a) Net interest margin is calculated on a tax equivalent basis.

Asset Quality	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
Accruing loans and leases past due 30-89 days	$9,758	$13,358	$7,713
Accruing loans and leases past due 90 days or more	$602	$1,403	$453
Nonaccrual loans and leases	$13,206	$13,245	$11,106
Total troubled debt restructuring	$6,919	$7,034	$8,158
Other real estate owned	$1,923	$1,880	$2,294
Nonperforming loans and other real estate owned	$22,650	$23,562	$22,011
Total nonperforming assets	$38,179	$38,167	$34,004
Gross charge-offs	$2,074	$2,434	$2,274
Recoveries	$933	$1,067	$1,300
Net charge-offs/(recoveries)	$1,141	$1,367	$974

CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands, except per share data)

	March 31, 2018	December 31, 2017
	(unaudited)
ASSETS
Cash and due from banks	$41,156	$74,107
Federal funds sold	1,500	—
Securities available-for-sale	805,558	814,931
Loans:
Commercial	1,135,927	1,139,490
Residential	436,119	436,143
Consumer	332,115	327,976
	1,904,161	1,903,609
(Less) plus:
Net deferred loan costs	3,284	3,152
Allowance for loan losses	(20,241)	(19,909)
	1,887,204	1,886,852
Restricted stock	10,390	10,379
Accrued interest receivable	12,983	12,913
Premises and equipment, net	47,771	48,272
Bank-owned life insurance	85,306	85,016
Goodwill	34,355	34,355
Other intangible assets	1,527	1,630
Other real estate owned	1,923	1,880
Other assets	26,981	30,333
TOTAL ASSETS	$2,956,654	$3,000,668

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$415,694	$425,001
Interest-bearing:
Certificates of deposit exceeding the FDIC insurance limits	42,056	43,178
Other interest-bearing deposits	1,999,439	1,990,474
	2,457,189	2,458,653
Short-term borrowings	29,078	57,686
FHLB advances	—	—
Other liabilities	55,486	70,760
TOTAL LIABILITIES	2,541,753	2,587,099

Shareholders’ equity
Common stock, $.125 stated value per share;
Authorized shares-40,000,000
Issued shares-14,612,540 in 2018 and 14,595,320 in 2017
Outstanding shares-12,255,045 in 2018 and 12,246,464 in 2017	1,823	1,822
Additional paid-in capital	75,810	75,624
Retained earnings	431,595	420,275
Accumulated other comprehensive loss	(24,488)	(14,704)
Less: Treasury shares at cost-2,357,495 in 2018 and 2,348,856 in 2017	(69,839)	(69,448)
TOTAL SHAREHOLDERS’ EQUITY	414,901	413,569
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,956,654	$3,000,668

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Dollar amounts in thousands, except per share data)

	Three Months Ended March 31,
	2018	2017
	(unaudited)
INTEREST INCOME:
Loans, including related fees	$23,623	$21,941
Securities:
Taxable	3,593	3,757
Tax-exempt	1,840	1,827
Other	321	321
TOTAL INTEREST INCOME	29,377	27,846
INTEREST EXPENSE:
Deposits	1,764	1,275
Short-term borrowings	99	44
Other borrowings	41	20
TOTAL INTEREST EXPENSE	1,904	1,339
NET INTEREST INCOME	27,473	26,507
Provision for loan losses	1,473	1,596
NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	26,000	24,911
NON-INTEREST INCOME:
Trust and financial services	1,415	1,317
Service charges and fees on deposit accounts	2,885	2,777
Other service charges and fees	3,144	3,185
Securities gains/(losses), net	—	2
Insurance commissions	32	22
Gain on sales of mortgage loans	340	327
Other	287	3,419
TOTAL NON-INTEREST INCOME	8,103	11,049
NON-INTEREST EXPENSE:
Salaries and employee benefits	12,965	13,376
Occupancy expense	1,781	1,768
Equipment expense	1,693	1,797
FDIC Expense	227	233
Other	6,544	5,403
TOTAL NON-INTEREST EXPENSE	23,210	22,577
INCOME BEFORE INCOME TAXES	10,893	13,383
Provision for income taxes	1,939	4,014
NET INCOME	8,954	9,369
OTHER COMPREHENSIVE INCOME
Change in unrealized gains/losses on securities, net of reclassifications and taxes	(7,201)	3,188
Change in funded status of post retirement benefits, net of taxes	(2,583)	183
COMPREHENSIVE INCOME (LOSS)	$(830)	$12,740
PER SHARE DATA
Basic and Diluted Earnings per Share	$0.73	$0.77
Weighted average number of shares outstanding (in thousands)	12,248	12,217